Item 77I DWS Balanced VIP, DWS International
Select Equity VIP, DWS Mid Cap Growth VIP,
DWS Small Cap Growth VIP, DWS Strategic
Income VIP and DWS Turner Mid Cap Growth
VIP (each a portfolio of DWS Variable Series II)

The Board of Trustees of DWS Variable Series II
(the "Trust") has approved the combination (the
"Combination") of the Class B shares of each of the portfolios of the Trust listed above (the "Portfolios") into the Class A shares of the same Portfolio. Class
A shares do not have a Rule 12b-1 distribution fee and have lower operating expenses than Class B shares of the same Portfolio. The Combinations are scheduled to become effective (the "Effective Date") on or about March 6, 2009 for the listed Portfolios.
As a result of the Combinations, the Class B shares outstanding of each Portfolio on the Effective Date will be converted into Class A shares of the same
Portfolio. The number of Class A shares issued as a result of a Combination will be based on the relative net asset value per share of the two classes as of the close of business on the Effective Date. The aggregate value of the Class B shares of a Portfolio held by a shareholder immediately before the Combination for that Portfolio will be equal to the aggregate value of the resulting Class A shares held by that shareholder immediately after the Combination. Class B shares of each of the listed
Portfolios will no longer be offered after the Combinations.


Item 77I DWS Money Market VIP (a portfolio of
DWS Variable Series II)

The Board of Trustees of DWS Variable Series II
(the "Trust") has approved the combination (the
"Combination") of the Class B shares of DWS
Money Market VIP (the "Portfolio") into the Class
A shares of the Portfolio. Class A shares do not have a Rule 12b-1 distribution fee and have lower operating expenses than Class B shares of the Portfolio. The Combination is scheduled to become effective (the "Effective Date") on or about January
29, 2009. As a result of the Combination, the Class
B shares outstanding of the Portfolio on the Effective Date will be converted into Class A shares of the Portfolio. The number of Class A shares issued as a result of the Combination will be based on the relative net asset value per share of the two classes as of the close of business on the Effective
Date. The aggregate value of the Class B shares of the Portfolio held by a shareholder immediately before the Combination for the Portfolio will be equal to the aggregate value of the resulting Class A shares held by that shareholder immediately after the Combination. Class B shares of the Portfolio will no longer be offered after the Combination.



Item 77I DWS Janus Growth & Income VIP (a portfolio of DWS Variable Series II)

Class B shares of DWS Janus Growth & Income
VIP liquidated on September 22, 2008.

C:\Documents and Settings\e461801\Local Settings\Temporary
 Internet Files\OLK441\Exhibit 77I Class B Combinations
Variable Series II.doc